AMENDMENT TO AGREEMENT

This Amendment to the Agreement (this “Amendment”) dated as of January 12, 2015, as amended is entered into by and among Global Boatworks Holdings, Inc., a Florida corporation (the “Company”) and Oceanside Equities, Inc., a Florida corporation (the “Consultant”) on March 25, 2016.

WITNESSETH

WHEREAS on January 12, 2015, the Company and the Consultant entered into an Agreement and entered into amendments thereto (as amended, the “Agreement”);

WHEREAS, the Company and the Consultant desire to amend the Agreement as more particularly set forth below;

AGREEMENT

The Parties hereto, intending to be legally bound, agree as follows:

Paragraph 2 of the Agreement is deleted in its entirety and replaced with the following:

2. In consideration for the Services, the Company shall pay the Consultant 500,000 shares of its restricted common stock for each year of services. The first 500,000 shares shall be issued upon execution hereof as full compensation for the first year services are provided. Consultant shall provide up to 200 hours per month of services to the Company as requested. For his second year of services, Consultant shall be paid an additional 500,000 shares of the Company’s common stock which shall be delivered to Consultant on June 15, 2016.

IN WITNESS WHEREOF, the parties hereto have entered into this agreement the day and year first above written.

Global Boatworks Holdings, Inc.

By: /s/ Robert Rowe

Robert Rowe, Chief Executive Officer

Oceanside Equities, Inc.

By: /s/ Vincent Beatty
Vince Beatty